UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 13, 2009

LIGAND PHARMACEUTICALS INCORPORATED

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-33093	77-0160744
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

10275 Science Center Drive, San Diego, California, 92121-1117

(Address of Principal Executive Offices) (Zip Code)

(858) 550-7500

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

Termination of Securities and Exchange Commission Investigation

Ligand Pharmaceuticals Incorporated (the “Company” or “Ligand”) has been advised by the U.S. Securities and Exchange Commission (the “Commission”) that the investigation initiated by the Commission with regard to the circumstances surrounding the restatement of the Company’s consolidated financial statements for the years ended December 31, 2002 and 2003, and for the first three quarters of 2004, has been terminated and no enforcement action has been recommended.

Return of Indemnity Fund

On March 1, 2007 Ligand entered into an Indemnity Fund Agreement (the “Agreement”) with Dorsey & Whitney LLP (“Dorsey”), counsel to Company’s independent directors and to the Audit Committee of the Board of Directors. Under the Agreement, the Company established in a Dorsey trust account a $10 million indemnity fund (the “Fund”) to support the Company’s existing indemnification obligations to continuing and departing directors in connection with the ongoing Commission investigation and related matters (the “Legacy Liabilities”). Pursuant to the Agreement, any amounts remaining in the Fund, together with interest earned thereon, are to be returned to the Company upon receipt of written communication from the Commission that the investigation initiated by the Commission has been discontinued without any remaining Legacy Liabilities. Accordingly, as a result of the termination of the Commission’s investigation, on April 15, 2009 Dorsey released the balance of the fund, amounting to $10.3 million, to Ligand.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has caused this report to be signed on its behalf by the undersigned.

LIGAND PHARMACEUTICALS INCORPORATED

Date: April 16, 2009	By:	/s/ Charles S. Berkman
	Name:	Charles S. Berkman
	Title:	Vice President, General Counsel and Secretary